Exhibit 4.3

THE ESTÉE LAUDER COMPANIES INC.

4.375% Senior Notes due 2045

May 10, 2016

OFFICERS’ CERTIFICATE

THE UNDERSIGNED, Tracey T. Travis and Spencer G. Smul, do hereby certify that:

They are the duly appointed, qualified and acting Executive Vice President and Chief Financial Officer and Senior Vice President, Deputy General Counsel and Secretary, respectively, of The Estée Lauder Companies Inc., a Delaware corporation (the “Company”).

On June 4, 2015 (the “Initial Issue Date”), the Company established pursuant to the authority granted by the resolutions adopted by the Board of Directors of the Company at a duly held meeting of the Board of Directors on February 24, 2015 and Section 3.01 of the Indenture, dated as of November 5, 1999 (the “Indenture”), between the Company and U.S. Bank Trust National Association, as successor in interest to State Street Bank and Trust Company, N.A., as trustee (the “Trustee”), the series of Securities (as that term is used in Section 3.01 of the Indenture) entitled the 4.375% Senior Notes due 2045 (the “Existing 2045 Notes”), that were issued under the Indenture in an aggregate principal amount of $300,000,000 pursuant to an Officers’ Certificate of the Company, dated June 4, 2015 (the “Initial Officers’ Certificate”), attached hereto as Exhibit A.

It is hereby established pursuant to the authority granted by the resolutions adopted by the Board of Directors of the Company at a duly held meeting of the Board of Directors on November 12, 2015, Section 3.01 of the Indenture and Section 2 of the Initial Officers’ Certificate, that an additional $150,000,000 aggregate principal amount of 4.375% Senior Notes due 2045 (the “Notes”) are to be issued under the Indenture , which Notes shall have the following terms and such additional terms as shall be set forth in the form of Notes attached hereto as Exhibit B (unless otherwise defined herein, capitalized terms used herein have the meanings assigned thereto in the Indenture):

1.            The Notes shall be a further issuance of, form a single series with, be fully fungible with and vote with the Existing 2045 Notes.

2.            The Notes shall have the same terms as set forth in the Initial Officers’ Certificate, except:

(a)       The aggregate principal amount of the Notes to be authenticated and delivered as of the date hereof is $150,000,000 (except for Notes authenticated and delivered upon registration of transfer of or in exchange for, or in lieu of other Notes pursuant to Section 3.04, 3.06, 3.07, 9.06, 11.07 or 13.05 of the Indenture). The series of 4.375% Senior Notes due 2045 may be further reopened and additional Notes of this series may be issued in accordance with the terms of the Indenture; and

(b)      The Notes shall bear interest from December 15, 2015, or from the most recent Interest Payment Date to which interest has been paid or provided for, at the rate of 4.375% per annum for the Notes, payable semiannually in arrears on June 15 and December 15 of each year, commencing June 15, 2016, for payment to holders on the respective Regular Record Dates, which dates shall be the next preceding June 1 and December 1, respectively.

3.            For the avoidance of doubt, for the purposes of the Notes being authenticated and delivered as of the date hereof:

(a)       Clause (d) of the definition of “Permitted Liens” in the Initial Officers’ Certificate shall be liens existing on the Initial Issue Date;

(b)      The references to “the date of issuance of the Notes” in the definition of “Exempted Debt” in the Initial Officers’ Certificate shall be to the Initial Issue Date; and

(c)       The reference to “the first date that any of the Notes were issued” in the definition of “continuing directors” in the Initial Officers’ Certificate shall be to the Initial Issue Date.

4.            The Notes shall only be issued as Registered Securities.

5.            The Notes shall be issued in permanent global form without interest coupons, initially issued to Cede & Co., as nominee of The Depository Trust Company (the initial depository therefor), in accordance with Section 3.03 of the Indenture.

[signatures appear on the following page]

2

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the date written first above.

/s/ Tracey T. Travis
Name:	Tracey T. Travis
Title:	Executive Vice President and
Chief Financial Officer

/s/ Spencer G. Smul
Name:	Spencer G. Smul
Title:	Senior Vice President,
Deputy General Counsel and Secretary

[Signature Page to Officers’ Certificate 2045 Note]

Exhibit A

THE ESTÉE LAUDER COMPANIES INC.

4.375% Senior Notes due 2045

June 4, 2015

OFFICERS’ CERTIFICATE

THE UNDERSIGNED, Tracey T. Travis and Spencer G. Smul, do hereby certify that they are the duly appointed, qualified and acting Executive Vice President and Chief Financial Officer and Senior Vice President, Deputy General Counsel and Secretary, respectively, of The Estée Lauder Companies Inc., a Delaware corporation (the “Company”), and they do hereby further certify that there is hereby established pursuant to the authority granted by the resolutions adopted by the Board of Directors of the Company at a duly held meeting of the Board of Directors on February 24, 2015 (the “Resolutions”) and Section 3.01 of the Indenture, dated as of November 5, 1999 (the “Indenture”), between the Company and U.S. Bank Trust National Association, as successor in interest to State Street Bank and Trust Company, N.A., as trustee (the “Trustee”), the series of Securities (as that term is used in Section 3.01 of the Indenture) to be issued under the Indenture, which series of Securities shall have the following terms and such additional terms as shall be set forth in the form of Notes (as defined below) attached hereto as Exhibit A (unless otherwise defined herein, capitalized terms used herein have the meanings assigned thereto in the Indenture):

1.                                    The Securities shall be entitled the “4.375% Senior Notes due 2045” (the “Notes”).

2.                                    The initial aggregate principal amount of the Notes that are to be authenticated and delivered under the Indenture is $300,000,000, (except for Notes authenticated and delivered upon registration of transfer of or in exchange for, or in lieu of other Notes pursuant to Section 3.04, 3.06, 3.07, 9.06, 11.07 or 13.05 of the Indenture).  This series may be reopened and additional Notes of this series may be issued in accordance with the terms of the Indenture.

3.                                    The principal amount of the Notes shall mature on June 15, 2045, subject to the provisions of Section 5.02 of the Indenture respecting acceleration.

4.                                    The Notes shall bear interest from June 4, 2015, or from the most recent Interest Payment Date to which interest has been paid or provided for, at the rate of 4.375% per annum for the Notes, payable semiannually in arrears on June 15 and December 15 of each year, commencing December 15, 2015, for payment to holders on the respective Regular Record Dates, which dates shall be the next preceding June 1 and December 1, respectively.

5.                                    The principal of and interest on the Notes shall be payable at, and any Notes surrendered for registration of transfer or exchange shall be delivered to, the office or agency maintained by the Company for that purpose, pursuant to the Indenture (initially the Corporate Trust Office of the Trustee in the Borough of Manhattan, in the City of New York); except that at the option of the Company, interest may be paid (a) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (b) by wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register.

6.                                   The Notes are redeemable, in whole or in part, at the Company’s option at any time prior to the Par Call Date at a redemption price equal to the Make-Whole Price.  The “Make-Whole Price” means an amount equal to the greater of (1) 100% of the principal amount of the Notes being redeemed, or (2) an amount equal to, as determined by an Independent Investment Banker, the sum of the present value of the remaining scheduled payments of principal and interest on the Notes being redeemed that would be due on or after the date of redemption to, but excluding, the Par Call Date but for such redemption (not including any portion of interest accrued on the Notes being redeemed as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30 day months) at the Adjusted Treasury Rate, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

The Notes are redeemable, in whole or in part, at the Company’s option at any time on or after the Par Call Date at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Notice of any redemption will be provided at least 30 days but not more than 60 days before the date of redemption to each registered holder of the Notes to be redeemed.  Unless the Company defaults in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes or portion thereof called for redemption.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) that is the same as the Comparable Treasury Price for such redemption date, plus 25 basis points.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker that (1) has the maturity comparable to the remaining term of the Notes to be redeemed, calculated as if the maturity date of such Notes were the Par Call Date (the “Remaining Life”) and (2) would be used, at the time of selection and in accordance with customary financial practice, to price new issues of corporate debt securities with a maturity comparable to the Remaining Life of the Notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, (B) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such Reference Treasury Dealer Quotation.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

“Par Call Date” means December 15, 2044.

“Reference Treasury Dealer” means (A) Citigroup Global Markets Inc. or Goldman, Sachs & Co. (or their respective affiliates which are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer selected by the Company.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

7.                                    The Notes shall not be subject to the operation of any sinking fund or an analogous provision.

8.                                    There shall be the following additions to the covenants of the Company set forth in Article 10 of the Indenture with respect to the Notes:

Limitation on Liens.  The Company covenants that, so long as any of the Notes remain outstanding, it shall not, nor shall it permit any Consolidated Subsidiary to, create or assume any Indebtedness for money borrowed which is secured by a pledge, mortgage, lien, charge, encumbrance or security interest (“liens”) of or upon any assets, whether now owned or hereafter acquired, of the Company or any such Consolidated Subsidiary without equally and ratably securing the Notes by a lien ranking ratably with and equal to (or at the option of the Company, senior to) such secured Indebtedness for as long as such Indebtedness remains outstanding and is so secured, except that the foregoing restriction shall not apply to (a) liens on any assets of any corporation or other business entity existing at the time such Person becomes a Consolidated Subsidiary; (b) liens on any assets (including, without limitation, property, shares of stock or indebtedness) existing at the time of acquisition of such assets by the Company or a Consolidated Subsidiary, or liens to secure the payment of all or any part of the purchase price of such assets upon the acquisition of such assets by the Company or a Consolidated Subsidiary or to secure any indebtedness incurred or guaranteed by the Company or a Consolidated Subsidiary prior to, at the time of, or within 360 days after such acquisition (or in the case of real property, the completion of construction (including any improvements on an existing asset) or commencement of full operation of such, property, whichever is later), which indebtedness is incurred or guaranteed for the purpose of financing all or any part of the purchase price thereof or, in the case of real property, construction or improvements thereon; provided, however, that in the case of any such acquisition, construction or improvement, the lien shall not apply to any assets theretofore owned by the Company or a Consolidated Subsidiary, other than, in the case of any such construction or improvement, any real property on which the property so constructed, or the improvement, is located; (c) liens on any assets securing indebtedness owed by any Consolidated Subsidiary to the Company or another wholly owned Subsidiary; (d) liens existing on the date of initial issuance of the Notes; (e) liens on any assets of a corporation or other business entity existing at the time such Person is merged into or consolidated with the Company or a Subsidiary or at the time of a purchase, lease or other acquisition of the assets of such Person as an entirety or substantially as an entirety by the Company or a Subsidiary; (f) liens on any assets of the Company or a Consolidated Subsidiary in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price (or, in the case of real property, the cost of construction) of the assets subject to such liens (including, but not limited to, liens incurred in connection with pollution control, industrial revenue or similar financing); (g) any extension, renewal or replacement or successive extensions, renewals or replacements, in whole or in part, of any lien referred to in the foregoing clauses (a) to (f), inclusive, including the refinancing thereof without increase of the principal of the indebtedness secured by such lien (except to the extent of any fees or costs associated with any such extension, renewal or replacement); (h) liens imposed by law, such as mechanics’, workmen’s, repairmen’s, materialmen’s, carriers’, warehousemen’s, vendors’ or other similar liens arising in the ordinary course of business, or governmental (federal, state or municipal) liens arising out of contracts for the sale of products or services by the Company or any Consolidated Subsidiary, or deposits or pledges to obtain the release of any of the foregoing liens; (i) pledges, liens or deposits under worker’s compensation laws or similar legislation and liens or judgments thereunder which are not currently dischargeable, or in connection with bids, tenders, contracts (other than for the payment of money) or leases to which the Company or any Consolidated Subsidiary is a party, or to secure public or statutory obligations of the Company or any Consolidated

Subsidiary, or in connection with obtaining or maintaining self-insurance or to obtain the benefits of any law, regulation or arrangement pertaining to unemployment insurance, old age pensions, social security or similar matters, or to secure surety, performance, appeal or customs bonds to which the Company or any Consolidated Subsidiary is a party, or in litigation or other proceedings such as, but not limited to, interpleader proceedings, and other similar pledges, liens or deposits made or incurred in the ordinary course of business; (j) liens created by or resulting from any litigation or other proceeding which is being contested in good faith by appropriate proceedings, including liens arising out of judgments or awards against the Company or any Consolidated Subsidiary with respect to which the Company or such Consolidated Subsidiary is in good faith prosecuting an appeal or proceedings for review or for which the time to make an appeal has not yet expired; or final unappealable judgment liens which are satisfied within 15 days of the date of judgment; or liens incurred by the Company or any Consolidated Subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which the Company or such Consolidated Subsidiary is a party; (k) liens for taxes or assessments or governmental charges or levies not yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings; landlord’s liens on property held under lease; and any other liens or charges incidental to the conduct of the business of the Company or any Consolidated Subsidiary or the ownership of the assets of any of them which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not, in the opinion of the Company, materially impair the use of such assets in the operation of the business of the Company or such Consolidated Subsidiary or the value of such assets for the purposes thereof; or (l) liens relating to accounts receivable of the Company or any of its Subsidiaries which have been sold, assigned or otherwise transferred to another Person in a transaction classified as a sale of accounts receivable in accordance with generally accepted accounting principles (to the extent the sale by the Company or the applicable Subsidiary is deemed to give rise to a lien in favor of the purchaser thereof in such accounts receivable or the proceeds thereof).

Notwithstanding the above, the Company or any Consolidated Subsidiary may, without securing the Notes, create or assume any Indebtedness which is secured by a lien which would otherwise be subject to the foregoing restrictions, provided that at the time of such creation or assumption, after giving effect thereto, Exempted Debt does not exceed 15% of the total assets of the Company and its Subsidiaries on a consolidated basis, determined in accordance with generally accepted accounting principles as reflected on the Company’s most recent publicly available consolidated balance sheet.

Limitation on Sale and Lease-Back Transactions.  The Company covenants that, so long as any of the Notes remain outstanding, the Company shall not, nor shall the Company permit any Consolidated Subsidiary to, enter into any sale and lease-back transaction with respect to any assets, other than any sale lease-back transaction (involving a lease for a term of not more than three years), unless either (a) the Company or such Consolidated Subsidiary would be entitled to incur Indebtedness secured by a lien on the assets to be leased in an amount at least equal to the Attributable

Debt in respect of such transaction without equally and ratably securing the Notes pursuant to clauses (a) through (l) inclusive of the covenant with respect to “Limitation on Liens” above, or (b) the proceeds of the sale of the assets to be leased are at least equal to their fair market value (as determined by the Board of Directors of the Company) and the proceeds are applied to the purchase or acquisition (or, in the case of real property, the construction) of assets or to the retirement (other than at maturity or pursuant to a mandatory sinking fund or mandatory redemption provision) of Indebtedness. The foregoing limitation shall not apply, if at the time the Company or any Consolidated Subsidiary enters into such sale and lease-back transaction, and after giving effect thereto, Exempted Debt does not exceed 15% of the total assets of the Company and its Subsidiaries on a consolidated basis, determined in accordance with generally accepted accounting principles as reflected on the Company’s most recent publicly available consolidated balance sheet.

The term “Attributable Debt” in connection with a sale and lease-back transaction shall mean, as of the date of determination, the lesser of (a) the fair value of the assets subject to such transaction, as determined by the Company’s Board of Directors, or (b) the present value of the obligations of the lessee for net rental payments during the term of any lease discounted at the rate of interest set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the debt securities outstanding pursuant to the Indenture and subject to limitations on sale and lease-back transaction covenants, compounded semi-annually in either case as determined by the Company’s principal accounting or financial officer.

The term “Consolidated Subsidiary” shall mean any Subsidiary substantially all the property of which is located, and substantially all the operations of which are conducted, in the United States of America whose financial statements are consolidated with those of the Company in accordance with generally accepted accounting principles, excluding any Subsidiary substantially all the assets of which consist of stock or other securities of any Subsidiary substantially all the property of which and substantially all the operations of which are conducted outside the United States of America.

The term “Exempted Debt” shall mean the sum of the following as of the date of determination: (i) Indebtedness of the Company and its Consolidated Subsidiaries incurred after the date of issuance of the Notes and secured by liens not permitted to be created or assumed pursuant to the covenant with respect to “Limitation on Liens” above, and (ii) Attributable Debt of the Company and its Consolidated Subsidiaries in respect of every sale and lease-back transaction entered into after the date of issuance of the Notes, other than leases expressly permitted by the covenant with respect to “Limitation on Sale and Lease-Back Transactions” above.

The term “Indebtedness” shall mean all items classified as indebtedness on the most recent publicly available consolidated balance sheet of the Company and its Consolidated Subsidiaries, in accordance with generally accepted accounting principles.

The term “net rental payments” under any lease of any period shall mean the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including, however, any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, reconstruction, insurance, taxes, assessments, water rates or similar charges.

The term “Subsidiary” shall mean any corporation, association, partnership, joint venture, limited liability company or other business entity of which at least a majority of the total voting power of the equity interest under ordinary circumstances for the election of the board of directors, managers or trustees thereof shall at the time be owned by the Company or by the Company and one or more Subsidiaries or by one or more Subsidiaries.

Purchase of Notes Upon a Change of Control Repurchase Event.  If a Change of Control Repurchase Event (defined below) occurs, unless the Company has exercised its right to redeem the Notes as described in paragraph 6 above, the Company shall make an offer to each holder of Notes to repurchase all or any part (in multiples of $2,000 principal amount) of that holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at the option of the Company, prior to any Change of Control (defined below), but after the public announcement of the Change of Control, the Company shall provide a notice to each holder stating:

(i)                               that a Change of Control has occurred or is about to occur and that such holder has the right to require the Company to purchase such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest to, but not including, the date of purchase;

(ii)                              the circumstances and relevant facts regarding such Change of Control Repurchase Event or, if the Change of Control is about to occur, the circumstances and relevant facts regarding such Change of Control;

(iii)                          the purchase date (which shall be no earlier than 30 calendar days nor later than 60 calendar days from the date such notice is provided);

(iv)                          the instructions, as determined by the Company, that a holder must follow in order to have its Notes purchased; and

(v)                              that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the specified purchase date, if provided prior to the date of consummation of the Change of Control.

The Company shall comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event.  To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached any obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, the Company shall, to the extent lawful:

(i)                                  accept for payment all Notes or portions of Notes properly tendered pursuant to the Company’s offer;

(ii)                              deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

(iii)                          deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of Notes being purchased by the Company.

The paying agent will promptly pay, from funds deposited by the Company for such purpose, to each holder of Notes properly tendered the purchase price for the Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any Notes surrendered.

The Company shall not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

“Change of Control” means the occurrence of any of the following:

(1)                              the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and those of the subsidiaries of the Company, taken as a whole, to any “person” (individually and as that term is used in Section 13(d)(3) and Section 14(d)(2) of the Exchange Act), other than the Company or a wholly owned subsidiary of the Company;

(2)                              the adoption of a plan relating to the liquidation or dissolution of the Company;

(3)                              the first day on which a majority of the members of the board of directors of the Company are not Continuing Directors;

(4)                              the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (individually and as that term is used in Section 13(d)(3) and Section 14(d)(2) of the Exchange Act), other than the Company, a wholly owned subsidiary of the Company or Lauder Family Members, becomes the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, and following such transaction or transactions, Lauder Family Members beneficially own less than 50% of the Voting Stock of the Company, in each case, measured by voting power rather than number of shares; or

(5)                              the consummation of a so-called “going private/Rule 13e-3 Transaction” that results in any of the effects described in paragraph (a)(3)(ii) of Rule 13e-3 under the Exchange Act (or any successor provision), following which Lauder Family Members beneficially own, directly or indirectly, more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares.

Notwithstanding the foregoing, a transaction effected to create a holding company for the Company that is subject to the provisions of Article 8 (Merger, Consolidation and Sale of Assets) of the Indenture will not be deemed to involve a

Change of Control if (a) pursuant to such transaction the Company becomes a wholly owned subsidiary of such holding company and (b) the holders of the Voting Stock of such holding company immediately following such transaction are the same as the holders of the Voting Stock of the Company immediately prior to such transaction.

“Below Investment Grade Rating Event” means the Notes are rated below Investment Grade by both Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of the Company who:

(1)                              was a member of such board of directors on the first date that any of the Notes were issued; or

(2)                              was nominated for election or elected to the board of directors of the Company with the approval of a majority of the Continuing Directors who were members of the board of directors of the Company at the time of such nomination or election.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any Rating Agency selected by the Company as a replacement Rating Agency).

“Lauder Family Members” includes only the following persons:  (i) the estate of Mrs. Estee Lauder; (ii) each descendant of Mrs. Lauder (a “Lauder Descendant”) and their respective estates, guardians, conservators or committees; (iii)

each “Family Controlled Entity” (as defined below); and (iv) the trustees, in their respective capacities as such, of each “Family Controlled Trust” (as defined below).  The term “Family Controlled Entity” means (i) any not-for-profit corporation if at least 80% of its board of directors is composed of Lauder Descendants; (ii) any other corporation if at least 80% of the value of its outstanding equity is owned by Lauder Family Members; (iii) any partnership if at least 80% of the value of its partnership interests are owned by Lauder Family Members; and (iv) any limited liability or similar company if at least 80% of the value of the company is owned by Lauder Family Members.  The term “Family Controlled Trust” includes the trusts existing on November 16, 1995 and set forth on Schedule A to the Company’s Restated Certificate of Incorporation as in effect on the date hereof and trusts the primary beneficiaries of which are Lauder Descendants, spouses of Lauder Descendants and/or charitable organizations, provided that if the trust is a wholly charitable trust, at least 80% of the trustees of such trust consist of Lauder Descendants.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agency” means:

(1)                              each of Moody’s and S&P; and

(2)                              if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the control of the Company, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company as a replacement agency for Moody’s or S&P, or both, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill Financial, Inc.

“Voting Stock” as applied to stock of any person, means shares, interests, participations or other equivalents in the equity interest (however designated) in such person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such person, other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

9.                                    The Indenture, with certain exceptions as therein provided, may be amended or modified by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding of all series affected thereby, voting as a single class, whether or not consented to by any holder of the Notes.

Notwithstanding the foregoing, holders of the Notes shall vote as a separate class with respect to modifications or amendments that affect only the Notes,

and the holders of other series of Outstanding Securities shall not have any voting rights with respect to such matters as they relate to the Notes.

10.                            The Notes shall only be issued as Registered Securities.

11.                            The Notes shall be issued in permanent global form without interest coupons, initially issued to Cede & Co., as nominee of The Depository Trust Company (the initial depository therefor), in accordance with Section 3.03 of the Indenture.

[signatures appear on the following page]

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the date written first above.

/s/ Tracey T. Travis
Name:	Tracey T. Travis
Title:	Executive Vice President and
Chief Financial Officer

/s/ Spencer G. Smul
Name:	Spencer G. Smul
Title:	Senior Vice President,
Deputy General Counsel and Secretary

[Signature Page to Officers’ Certificate Note]

Exhibit B

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY.  THIS NOTE IS NOT EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

REGISTERED	$150,000,000

No. 002	CUSIP # 29736R AG5
ISIN # US29736RAG56

THE ESTÉE LAUDER COMPANIES INC.

4.375% SENIOR NOTES DUE 2045

The Estée Lauder Companies Inc., a Delaware corporation (the “Company”), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal amount stated above on June 15, 2045 (the “Maturity Date”) and to pay interest thereon at the rate per annum equal to 4.375% (the “Interest Rate”) until the principal hereof is fully paid or duly made available for payment.  The Company will pay interest (computed on the basis of a 360-day year of twelve 30-day months) semi-annually in arrears on June 15 and December 15 of each year (each an “Interest Payment Date”) commencing June 15, 2016 and on the Maturity Date on said principal amount at the Interest Rate per annum specified above.  Interest on this Note will accrue from the most recent Interest Payment Date to which interest has been paid or duly provided for or, if no interest has been paid, from December 15, 2015 until the principal hereof has been paid or made available for payment.  The interest so payable, and punctually paid or duly provided for, on the Interest Payment Dates, will, as provided in the Indenture referred to below, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the June 1 or December 1 whether or not a Business Day, as the case may be, next preceding such Interest Payment Date; provided, however, that interest payable on the Maturity Date will be payable to the Person to whom the principal hereof shall be payable; and provided, further, however, that if such Interest Payment Date would fall on a day that is not a Business Day, such Interest Payment Date shall be the following day that is a Business Day with the same force and effect as if made on the Interest Payment Date.  Any such interest which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date shall forthwith cease to be payable to the Holder on such Regular Record Date, and may be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of this Note not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Payment of the principal of and interest on this Note shall be made at the office or agency of the Trustee maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debt; provided, however, that payment of interest on any Interest Payment Date (other than the Maturity Date) may be made at the option of the Company by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register, or by wire transfer of immediately available funds, if the registered holder has so requested by a notice in writing delivered to the Trustee not less than 16 days prior to the Interest Payment Date on which such payment is due, which notice shall provide appropriate instructions for such transfer.

The principal hereof and interest due at maturity will be paid upon maturity in immediately available funds against presentation of this Note at the office or agency of the Trustee maintained for that purpose in the Borough of Manhattan, the City of New York.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS NOTE SET FORTH ON THE REVERSE HEREOF, WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH ON THE FACE HEREOF.

This Note shall be governed by and construed in accordance with the laws of the State of New York.

Unless the certificate of authentication hereon has been executed by U.S. Bank Trust National Association, as successor in interest to State Street Bank and Trust Company, N.A., the Trustee under the Indenture, or its successor thereunder by the manual signature of one of its authorized signatories, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated May 10, 2016	THE ESTÉE LAUDER COMPANIES INC.

By:
		Name:	Tracey T. Travis
		Title:	Executive Vice President and
Chief Financial Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK TRUST NATIONAL ASSOCIATION, as successor in interest to STATE STREET BANK AND TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

[Reverse of Note]

THE ESTÉE LAUDER COMPANIES INC.

4.375% SENIOR NOTES DUE 2045

This Note is one of a duly authorized issue of debentures, notes or other evidences of indebtedness (hereinafter called the “Securities”) of the Company of the series hereinafter specified, all such Securities issued and to be issued under the Indenture dated as of November 5, 1999 (herein called the “Indenture”) between the Company and U.S. Bank Trust National Association, as successor in interest to State Street Bank and Trust Company, N.A., as trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures or officers’ certificates, as applicable, supplemental thereto (including without limitation that certain Officers’ Certificate dated May 10, 2016 relating to the Company’s 4.375% Senior Notes due 2045) reference is hereby made for a statement of the respective rights and limitations of rights thereunder of the Company, the Trustee and the Holders of the Securities, and the terms upon which the Securities are, and are to be, authenticated and delivered.  As provided in the Indenture, Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest, if any, at different rates, may be subject to different redemption provisions, if any, may be subject to different repayment provisions, if any, may be subject to different sinking, purchase or analogous funds, if any, may be subject to different covenants and Events of Default and may otherwise vary as in the Indenture provided or permitted.  This Note is one of a series of the Securities designated as 4.375% Senior Notes due 2045 (the “Notes”).  The Notes are unsecured and rank pari passu with all other unsecured and unsubordinated indebtedness of the Company.  The Notes are not subject to a sinking fund.

The Notes are redeemable, in whole or in part, at the Company’s option at any time prior to the Par Call Date at a redemption price equal to the Make-Whole Price.  The “Make-Whole Price” means an amount equal to the greater of (1) 100% of the principal amount of the Notes being redeemed, or (2) an amount equal to, as determined by an Independent Investment Banker, the sum of the present value of the remaining scheduled payments of principal and interest on the Notes being redeemed that would be due on or after the date of redemption to, but excluding, the Par Call Date but for such redemption (not including any portion of interest accrued on the Notes being redeemed as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

The Notes are redeemable, in whole or in part, at the Company’s option at any time on or after the Par Call Date at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Notice of any redemption will be provided at least 30 days but not more than 60 days before the date of redemption to each registered holder of the Notes to be redeemed.  Unless the Company defaults in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes or portion thereof called for redemption.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) that is the same as the Comparable Treasury Price for such redemption date, plus 25 basis points.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker that (1) has the maturity comparable to the remaining term of the Notes to be redeemed, calculated as if the maturity date of such Notes were the Par Call Date (the “Remaining Life”) and (2) would be used, at the time of selection and in accordance with customary financial practice, to price new issues of corporate debt securities with a maturity comparable to the Remaining Life of the Notes to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, (B) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such Reference Treasury Dealer Quotation.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

“Par Call Date” means December 15, 2044.

“Reference Treasury Dealer” means (A) Citigroup Global Markets Inc. or Goldman, Sachs & Co. (or their respective affiliates which are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer selected by the Company.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

If any Event of Default (as defined in the Indenture) with respect to the Notes shall occur and be continuing, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Notes may declare the principal of all the Notes due and payable in the manner and with the effect provided in the Indenture.

The Indenture, as supplemented by an Officers’ Certificate in connection with the issuance of the Notes, permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of all series affected thereby, voting as a single class, whether or not consented to by any Holder of this Note.

Notwithstanding the foregoing, Holders of the Notes shall vote as a separate class with respect to modifications or amendments that affect only the Notes, and the Holders of other series of Outstanding Securities shall not have any voting rights with respect to such matters as they relate to the Notes.

The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of each series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

Holders of Securities may not enforce their rights pursuant to the Indenture or the Securities except as provided in the Indenture.  No reference herein to the Indenture and no provision of this Note or the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the time, place, and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note may be registered on the Security Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Company in the Borough of Manhattan, the City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company, and this Note duly executed by, the Holder hereof or by his attorney duly authorized in writing and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000.  As provided in the Indenture and subject to certain limitations therein set forth, this Note is exchangeable for a like aggregate principal amount of Notes of different authorized denominations as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to the due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice of the contrary.

All capitalized terms used in this Note and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM -	as tenants in common

TEN ENT -	as tenants by the entireties

JT TEN -	as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT -	___________________ Custodian _____________________
(Cust) (Minor)

Under Uniform Gifts to Minors Act

(State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned

hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE

the within Note and all rights thereunder, hereby irrevocably constituting and appointing

                                                                          Attorney to transfer said Note on the books of the Company, with full power of substitution in the premises.

Dated:

(Signature Guarantee)